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                                                                    Exhibit 99.1

                     MERRILL LYNCH RETAIL LEADERS CONFERENCE
                                 March 19, 2003

comments by Joseph Pichler:

Good morning and thank you for joining us. I am Joe Pichler, Chairman and Chief Executive Officer of The Kroger Company. With me today are: Mike Schlotman, Group Vice President and Chief Financial Officer; and Kathy Kelly, Director of Investor Relations.

Before we begin, I want to remind everyone that the discussion today will include forward-looking statements. I want to caution you that such statements are predictions, and actual events or results can differ materially. A detailed discussion of the many factors that we believe may have a material effect on our business, on an ongoing basis, is contained in our SEC filings.

I will begin with a few highlights of Kroger's fourth-quarter, full-year results, as well as earnings guidance for 2003. Later I will provide a progress report on our Strategic Growth Plan, and then outline five key strengths that set Kroger apart from our competitors. Mike will present more detail about our fourth-quarter financial results and provide some guidance for 2003. We will then be happy to answer your questions.

For the fourth quarter ended February 1/st/, Kroger reported earnings of $0.49 per diluted share, before one-time items. These results were equal to the year-ago quarter, on the same basis, and were consistent with our previous guidance.

Adjusted EBITDA totaled $974.4 million, a decrease of 4.5% from a year ago.

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Total sales for the fourth quarter of fiscal 2002 increased 2.8% to $12.5 billion. Total food-store sales rose 2.4%. Identical food-store sales, including fuel, declined 1.0%. Identical food-store sales, excluding fuel, decreased 1.8%. Comparable food-store sales, which include relocations and expansions, decreased 0.3% for the quarter. Comparable food-store sales, excluding fuel, declined 1.2%. Kroger estimates that our product cost deflation, including fuel, was flat. Deflation, excluding fuel, was negative 0.5% in the quarter.

While we were not satisfied with our sales, we recognize that it was a difficult holiday season for Kroger and most retailers. Consumers were still concerned about the weak economy, high unemployment and the possibility of war. They remained cautious in their purchasing patterns during the fourth quarter. Through the first six weeks of fiscal 2003, our identical food store sales are trending higher than our results for the fourth quarter of 2002. Kroger has benefited from both the weather and our Strategic Growth Plan during those weeks.

For fiscal 2002, sales increased 3.3% to $51.8 billion. Earnings from operations were $1.65 per diluted share, compared to $1.59 per diluted share in 2001. Earnings from operations for 2002 totaled $1.3 billion, equal to 2001. Results for both years exclude one-time items. Adjusted EBITDA for the year totaled $3.749 billion, as compared to $3.742 billion in 2001. Net earnings for 2002 were $1.52 per diluted share as compared to $1.37 in 2001. The 2001 earnings figure has been adjusted for the elimination of goodwill amortization as required by FASB 142.

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Earnings Guidance for 2003

Now some earnings guidance for 2003. Beginning with the first quarter of 2003, the Company will report earnings after one-time items. This conforms with Regulation G, recently issued by the SEC. As a result, the Company's estimate for fully diluted EPS in 2003 is now $1.63. This estimate is consistent with Kroger's previous guidance of $1.65, but now includes $0.02 of expense which was previously called "one-time expense" and excluded in our guidance. The $.02 of expense is for systems conversions and the consolidation of Kroger's Michigan and Columbus divisions. The $1.63 guidance includes estimated increases in Kroger's pension expense and health care costs.

The effect of any gain or expense from the mark-to-market of the excess energy contracts in California is excluded from Kroger's 2003 earnings guidance because it is not possible to estimate an effect at this time.

Kroger expects identical food-store sales, including fuel, to be positive for 2003. All estimates assume that inflation will be flat in 2003 and that the economic and competitive environment remains unchanged.

Mike will provide some additional guidance for 2003 in a few minutes.

Update on Strategic Growth Plan

In December 2001, Kroger announced the Strategic Growth Plan that significantly changed our purchasing, merchandising, pricing, and operating strategies. I am pleased by our progress during 2002 in implementing the Plan. Kroger reduced costs by $306 million;

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centralized procurement for additional categories; and consolidated the
Nashville division. We now have one year of experience with our new structure and believe that our merchandising programs will be even more effective in 2003. Kroger has improved our price position on key items and, as you will hear in a few minutes, we have gained share in major markets where we compete against supercenters.

Pricing is only one element of our Strategic Growth Plan. We will continue to differentiate our stores through departments that offer customers an exciting and convenient shopping experience for natural food, high-quality perishables, expanded general merchandise, and outstanding private-label products.

Kroger will build upon the strong foundation that we established in 2002. We believe that the continued enhancement of the Plan will improve our competitive position and enable us to offer even better value for our customers. Kroger has identified additional opportunities to reduce costs and operate more efficiently. For example, earlier this month we announced the consolidation of our two retail divisions headquartered in Livonia, Michigan and Columbus, Ohio.

5 Key Strengths

Now I will discuss Kroger's five key strengths that set us apart from our competitors. These strengths are:

  . A high-quality asset base that holds leading market shares in many of the nation's largest and fastest-growing metro areas;

  . Broad geographic diversity and multiple retail formats that allow Kroger to meet the

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     needs of virtually every consumer;

  .  A successful track record of competing head-to-head against supercenters;

  . Outstanding private-label products that have earned industry-leading market share; and

  . A record of working capital reduction, strong free cash flow and superior return on assets.

Kroger's fundamental operating philosophy is to maintain and increase market share. There is a high correlation between market share and Return on Assets: generally the higher the Kroger's market share, the higher our ROA.

Kroger operates in 48 major markets. A major market is one in which we have nine or more stores. Kroger is #1 or #2 in 41 of those 48 markets. We operate in 11 of the 15 largest and fastest growing MSA's. According to our internal share estimates, Kroger's share increased in 27 of these 48 major markets in 2002. On a volume-weighted basis, Kroger's market share was unchanged. Given Kroger's reductions in price over the last year, we are pleased with our market share performance.

Since 1997, Kroger has invested $8.7 billion in capital projects including store construction, logistics, technology and acquisitions. Over 55% of our stores have been built or remodeled in the past five years. Significant capital has also been invested in "backstage" assets such as technology, distribution and manufacturing facilities to lower our costs, reduce working capital, and improve customer service. In recent years, Kroger has quietly restructured our entire distribution system by closing 44 warehouses and opening 20, a net reduction of 24

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warehouses.

We will continue to strengthen Kroger's store base in 2003. Most square footage growth will take place within the 48 major markets where we currently operate. Mike will provide details shortly.

The second strength that sets Kroger apart is our broad geographic diversity and wide variety of formats. We operate food stores in 32 states, in major markets that span most of the U.S. - from Portland Oregon to Atlanta; from Michigan to Texas. No competitor can match Kroger's size, variety of store base, or market shares. This enables us to withstand competitive pressures in multiple markets, including the expansion of supercenters, and to manage unusual economic challenges, such as the energy situation in California last year.

At the end of fiscal 2002, Kroger operated 2,488 retail food stores. This total included 2,225 supermarkets. Our primary supermarket format is the combination store, which features: A full line food store with expanded perishable variety and a number of specialty departments plus a pharmacy with expanded health and beauty care variety. Our combo stores have proven successful in competing against all formats, including Supercenters. In addition to our 2,225 food stores, at year-end 2002, Kroger operated:

  . 149 multi-department stores that are similar to supercenters, but offer an expanded variety of national brand apparel and general merchandise; and

  . 114 price-impact warehouse stores, most operate under the Food 4 Less banner, that offer everyday low prices on a wide selection of groceries and health and beauty care items, as well as top-quality perishables.

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Kroger also operates:

.. 784 convenience stores under six banners in 16 states;

.. 441 fine jewelry stores under names like Fred Meyer Jewelers, Litman Jewelers, and Barclay Jewelers. This is a high-margin business with good cash flow;

.. 376 supermarket fuel centers; and

.. 41 food-processing plants.

Thanks to our broad array of formats, Kroger is in an ideal position to take advantage of growth trends in retailing. For example, the Food 4 Less banner, which ranks as the second-largest price-impact concept after Cub, provides us with an exciting opportunities to enter new markets as a price merchant and to deepen our customer reach in markets where we currently operate. We recently introduced the Food 4 Less format into Chicago with the opening of three stores. They are performing well and we plan to open an additional two to five stores in the Chicago area in 2003.

Our Fred Meyer stores rank as the third-largest supercenter operation in the United States. We believe that there are attractive opportunities to expand this format and to add supercenter elements to our combo stores, as we did with the Fry's Marketplace stores in Arizona. Fred Meyer provides Kroger combo stores with the leverage to offer customers a wide range of seasonal and promotional items at very competitive prices. No other food retailer can match these opportunities.

Expanding these formats and their elements will allow us to further leverage Kroger's existing distribution and manufacturing facilities.

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Kroger's third competitive strength is our record of success against
Supercenters. Kroger competes against a total of 849 supercenters. Among our 48 major markets, there are 26 where a Supercenter operator has achieved at least a #3 market share position. In 2002, Kroger's market share increased in 19 of those 26 markets and declined in seven. Kroger's sales increased 4.4% in those 26 markets and EBITDA decreased 0.3%. On a volume-weighted basis, Kroger's market share improved 0.4% in those 26 markets.

Kroger competes against 603 Wal-Mart supercenters. Wal-Mart supercenters have achieved at least a #3 share in 18 of the 26 major markets where we have significant supercenter competition. Kroger's market share increased in 12 of those markets and declined in six. On a volume-weighted basis, our market share improved 0.1%.

Kroger's fourth key strength is our strong commitment to corporate brands. Our highly profitable manufacturing plants produce about two-thirds of our private-label products. Kroger's three-tier corporate brands strategy generates enhanced profit margins. Our "good, better, best" approach enables us to serve a much broader consumer base than before the merger with Fred Meyer. Kroger brands carry an ironclad guarantee: Try it, like it, or get the national brand free.

Kroger corporate brands had a solid fourth quarter. The market share of Kroger's private-label grocery, in terms of units, increased to approximately 31%. Private-label grocery share, in terms of dollars, grew to 23.5%. These figures represent Kroger's company-wide results, which we began reporting in the second quarter.

Mike Schlotman will now discuss Kroger's fifth key strength: our strong financial

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performance.

comments by: Mike Schlotman

Thanks Joe and good afternoon everyone.

As Joe said, Kroger's fifth key strength is our commitment to achieving our financial goals. Among the top priorities is the reduction of net operating working capital, a component of Kroger's free cash flow.

In the fourth quarter of 2002, net operating working capital totaled $337 million. This is a reduction of $193 million from a year ago and an improvement of $367 million as compared to the fourth quarter of 1999. These improvements exclude the inventory reduction resulting from our conversion to the item cost method of accounting and the adoption of Issue 02-16. The Company continues to make progress toward our goal of reducing net operating working capital by $500 million from the benchmark set in the third quarter of 1999.

We're very pleased with the progress that the Company has made in deleveraging. In the fourth quarter of 2002, net total debt was $8.1 billion, a decrease of $414 million as compared to the fourth quarter of 2001. Net total debt improved to 2.16 times adjusted EBITDA, as compared to 2.27 times in the fourth quarter of 2001. This represents the best fourth-quarter coverage since Kroger's financial restructuring in 1988. The Company continues to make progress toward the goal of net total debt equal to 2.0 times adjusted EBITDA. Kroger's investment-grade debt rating is important to us. We will continue to execute a financial strategy designed to achieve a mid-BBB rating.

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In the fourth quarter, Kroger repurchased 7.4 million shares of common stock at an average price of $15.43 per share, for a total investment of $113.4 million. Since January 2000, Kroger has invested $2.1 billion to repurchase 101.7 million shares. At year-end, Kroger had $446 million remaining under the $500 million repurchase program authorized in the fourth quarter. At current prices, Kroger continues to repurchase shares.

Capital expenditures for the quarter, including acquisitions, totaled $458 million. Cap ex for the year was $2.0 billion, including a synthetic lease buyout of $192 million and acquisitions of $119 million. The net capital investment of $1.7 billion is a reduction of $400 million versus our original 2002 guidance. We continue to ration our capital in a disciplined fashion.

During the fourth quarter, Kroger opened, expanded, relocated or acquired 49 food stores and 151 for the full year. Overall food store square footage increased 4.3% over the prior year. The Company also completed 138 remodels.

In fiscal 2002, Kroger generated record free cash flow of $1.3 billion, well above our third-quarter guidance of $900 million, as a result of the reduction in net operating working capital and lower capital expenditures. Once again, this performance enabled the Company to achieve a financial triple play: we repurchased stock, reduced debt and executed a strong capital investment program.

2003 Guidance

Now let's turn to some additional guidance for 2003.

Kroger's storing plan for 2003 calls for 100-110 new, relocated, or expanded stores,

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excluding acquisitions. We are also planning to complete 160-200 remodels and
100-110 new supermarket fuel centers. We are estimating square footage growth of
2.5 - 3.0% before acquisitions and operational closings.

The food retailing industry continues to consolidate at a rapid pace. This has provided Kroger with attractive acquisition opportunities such as our purchase of the Albertsons' stores in Houston and Nashville; the Winn Dixie stores in Dallas; and the acquisition of the Raley stores in Las Vegas. These acquisitions supported our Strategic Growth Plan by increasing our market share at investments below the cost of new construction. We believe that such targeted acquisition opportunities will continue to be available in 2003 and beyond.

Capital expenditures should be $2.0 billion, excluding acquisitions and the balance of our synthetic lease buyout. As you know, our capital is allocated on a rolling three years basis. Our original cap ex budget for 2003 was $2.3 billion. We now expect 2003 cap ex to be $2.0 billion. When combined with 2002, this represents a reduction of $700 million over the past two years. Kroger regularly reviews our capital investment program to evaluate the performance of past projects and to ensure that future projects will meet or exceed our hurdle rate. Our disciplined approach to capital investment enables us to allocate our investment dollars in an efficient manner.

We expect FIFO gross profit margin to increase 20-30 basis points. This projected increase is the result of several factors. First, as you may recall, several Kroger divisions over-invested in gross profit during the second quarter of 2002. We will be more disciplined during 2003. Second, we expect to improve gross profit through the reduction of shrink.

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Third, most retailers will experience increased pension and health care costs during 2003. We believe that some portion of those expenses will be passed along to consumers through higher prices.

With regard to our pension plan, we have lowered the assumed rate of return to 8.5% from 9.5% and reduced our discount rate to 6.75% from 7.25%. The effect of these changes is factored into the earnings guidance that Joe provided earlier.

Full detail of all estimates can be found in Kroger's 8-K that was filed last week. Now I will turn it back to Joe...

comments by Joe Pichler:

Thanks Mike. I believe that Kroger's Strategic Growth Plan is the appropriate response to the economic and competitive conditions in the food retail industry. Through the end of fiscal 2002, Kroger had achieved cost savings of $306 million. We expect to exceed the Plan's original goal of $500 million in savings by the end of 2003. Kroger is narrowing the price gap with discount operators and extending our price advantage over traditional competitors in most markets. We built a strong foundation in 2002 with cost reductions and centralized procurement, and we are positioned for an even stronger 2003. The Company will continue to implement the Plan by improving our competitive price position in selected categories and markets, offering better value for our customers.

Kroger's considerable financial strength is a competitive advantage. We have the financial resources to continue making the price investments necessary to build our business,

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remodel and expand our store base, and increase our market share.
As a result, Kroger is well positioned to continue generating strong free cash flow and build shareholder value.

We will now be happy to take your questions.

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